                            THIS IS AN IMPORTANT DOCUMENT

                      IF YOU ARE IN ANY DOUBT ABOUT THE ACTION
                        TO BE TAKEN, YOU SHOULD CONSULT YOUR
                        STOCKBROKER, BANK MANAGER, SOLICITOR,
                          ACCOUNTANT OR OTHER PROFESSIONAL
                                ADVISER IMMEDIATELY.



                                        OFFER

                                          BY

                             LAYNE CHRISTENSEN AUSTRALIA
                                     PTY LIMITED

                                  (ACN 078 167 610)

                 to acquire all of your fully paid ordinary shares in

                           STANLEY MINING SERVICES LIMITED
                                  (ACN 009 117 533)

                                for 90 cents per share

                                        OFFER
                                          BY
                       LAYNE CHRISTENSEN AUSTRALIA PTY LIMITED
                  TO ACQUIRE ALL OF YOUR FULLY PAID ORDINARY SHARES
                                          IN
                           STANLEY MINING SERVICES LIMITED

1.  LAYNE AUSTRIALIA'S OFFER

    1.1 Layne Australia offers to acquire all of Your Shares on the terms and conditions of this Offer.

    1.2 If you accept this Offer, Layne Australia will be entitled to receive all Rights attaching to Your Shares other than the right to receive the Special Dividend, the rights to which you will retain.

2.  CONSIDERATION

The consideration Layne Australia offers you is 90 cents cash for each of Your Shares.

3.  OFFER PERIOD

   Unless withdrawn in accordance with the Law, it is intended that this Offer will remain open for acceptance for a period commencing on the date of this Offer and ending at 5 pm on 23 June 1997 subject to Layne Australia's right to extend such period in accordance with section 656 of the law.

4.  WHO MAY ACCEPT

    4.1 This Offer is made to you as the holder of Stanley Shares which are registered or entitled to be registered in your name in the register of members of Stanley on the date this Offer is sent or at any time prior to the end of the Offer Period. If at any time during the Offer Period, another person is, or is entitled to be, registered as a holder of some or all of Your Shares ("the Transferred Shares"), then in accordance with section 649 of the Law:

         (a) an offer corresponding to this Offer is deemed to have been made to that person in respect of the Transferred Shares of which that person is, or is entitled to be, so registered as a holder;

         (b) an offer corresponding to this Offer is deemed to have been made to you in respect of the remainder (if any) of the Stanley Shares other than the Transferred Shares registered in your name on the date this Offer is sent, or at any time prior to the end of the Offer Period; and

         (c)  this original Offer is deemed to have been withdrawn.

    4.2  If:

         (a) at any time during the Offer Period and prior to acceptance of this Offer, Your Shares consist of two or more Distinct Portions (for example, if you hold Your Shares as trustee for 2 or more persons); and

         (b)  you give to Layne Australia a notice which:

              (i) if it relates to Your Shares in a CHESS Holding, is in an electronic form approved by the SCH Business Rules; or

              (ii) if it relates to Your Shares which are certificated or uncertificated but not in a CHESS Holding, is in writing,

              stating that Your Shares consist of Distinct Portions and specifying the number of Your Shares in each Distinct Portion for which you wish to accept this Offer;

         this Offer will be deemed to consist of separate Offers made to you in relation to the respective Distinct Portions of Your Shares.

5.  HOW TO ACCEPT


    5.1 This Offer may only be accepted in respect of all of Your Shares. Subject to clause 4, it may not be accepted in relation to only some of Your Shares.

    5.2 You may accept this Offer in respect of all of Your Shares at any time during the Offer Period.

    5.3 To accept this Offer in respect of Your Shares which are certificated or are uncertificated but not in a CHESS Holding, you should complete and sign the Acceptance Form in accordance with the instructions on it and then post the Acceptance Form to:

         National Registry Services (WA) Pty Ltd
         GPO Box U1936
         Perth, Western Australia, 6845

         or hand deliver the Acceptance Form to:

         National Registry Services (WA) Pty Ltd.
         Level 17, Central Park
         152-158 St. George's Terrace
         Perth, Western Australia, 6000

         so that it is received before the expiry of the Offer Period.

    5.4 To accept this Offer in respect of Your Shares which are uncertificated and which are in a CHESS Holding, you must do so in accordance with the SCH Business Rules and, specifically:

         (a) if you are a Broker or Non-Broker Participant (as defined in the SCH Business Rules), you should initiate acceptance of this Offer in accordance with the SCH Business Rules before the expiry of the Offer Period; or

         (b) otherwise, you should instruct your Controlling Participant (this will normally be the stockbroker who purchased your Stanley Shares for you) to initiate acceptance of this Offer in accordance with the SCH Business Rules before the expiry of the Offer Period.

    5.5 When accepting this Offer for Your Shares which are certificated, you must also provide all certificates relating to Your Shares, or fulfill all the requirements of Layne Australia and Stanley if you are unable to provide the certificates, to enable the registration of Layne Australia as a bona fide purchaser of Your Shares for value and without notice of any defect in your title to Your Shares.

    5.6 Subject to clause 5.4, acceptance of the Offer will not be complete until the completed Acceptance Form has been received at the address set out in clause 5.3 and the requirements of clauses 5.3 and 5.5 have been complied with. However:

         (a) Layne Australia may in its sole discretion treat the receipt by it of the Acceptance Form without some or all of the relevant certificate(s) for Your Shares which are certificated or other documents as a valid acceptance; and

         (b) where the requirements of clauses 5.3 and 5.5 have been complied with in respect of some but not all of Your Shares, Layne Australia may in its sole discretion deem your acceptance of this Offer complete in respect of those Stanley Shares for which the requirements have been complied with but not in respect of the remainder.

6.  EFFECT OF ACCEPTANCE

    6.1 By initiating acceptance of this Offer in respect of Your Shares through CHESS or signing and returning an Acceptance Form to Layne Australia in accordance with clause 5 above, you will be deemed to have:

         (a) irrevocably accepted this Offer in accordance with its terms in respect of all Your Shares;

         (b) subject to this Offer being declared free of the conditions set out in clause 7 below or such conditions being fulfilled, transferred Your Shares to Layne Australia for the consideration in this Offer;

         (c) represented and warranted to and agreed with Layne Australia that:

              (i) on the date of registration of the transfer of Your Shares to Layne Australia, Your Shares will be fully paid up and free from all mortgages, charges, liens and other encumbrances (whether legal or equitable) of any kind;

              (ii) you have full right, power and authority to sell and transfer all of Your Shares to Layne Australia in accordance with the terms and conditions of this Offer;

              (iii) Layne Australia  ill be entitled to receive all
                    dividends, distributions and other Rights (except the Special Dividend) accruing to Your Shares at the time of and following the Statement Lodgment Date;

              (iv) if for any reason Layne Australia does not receive any dividends, distributions of other Rights to which it is entitled under paragraph (iii) above, Layne Australia will be entitled to reduce the amount of cash consideration to which you would otherwise be entitled in accordance with this Offer by the amount or value of such dividends, distributions or other Rights; and

              (v) if for any reason, Layne Australia does not receive any certificate(s) for Your Shares (except for any of Your Shares which are held in uncertificated form) then you must promptly deliver to Layne Australia the relevant certificate(s) and/or other documents, or acceptable evidence of loss or destruction and an acceptable indemnity in relation to those certificates and/or other documents;

         (d) authorized Layne Australia (by its officers, servants or agents) to complete on the Acceptance Form correct details of Your Shares, fill in any blanks remaining on the Acceptance Form and rectify any error in or omission from the Acceptance Form;

         (e) if you signed the Acceptance Form in respect of Your Shares which are uncertificated and which are in a CHESS Holding, authorized Layne Australia (or any of its officers, servants or agents) to instruct your Controlling Participant to initiate acceptance of the Offer in respect of those Stanley Shares in accordance with the SCH Business Rules and take all other steps necessary under the SCH Business Rules to accept the Offer in respect of Your Shares;

         (f) irrevocably appointed each director of Layne Australia from time to time, as your attorney for you and on your behalf to:

             (i) requisition and/or convene (or join in requisitioning and/or convening) general meetings of Stanley in accordance with the Articles of Association of Stanley or sections 246 or 247 of the Law;

             (ii)  consent to any such meetings being held on short notice;

             (iii) attend and vote in respect of Your Shares at any and all general meetings of Stanley;

             (iv) request Stanley, prior to registering the transfer of Your Shares, to transmit Your Shares to such registers maintained by or on behalf of Stanley as Layne Australia may specify; and

             (v) execute all forms, notices, instruments (including an instrument appointing a director of Layne Australia as a proxy in respect of any or all of Your Shares and any application to Stanley for a replacement certificate in respect of any certificate which has been lost or destroyed) and resolutions relating to Your Shares and generally to exercise all powers and rights which you may have as the holder of those shares, and to have agreed that in exercising the powers conferred by that power of attorney any such director will be entitled to act in the interests of Layne Australia as the beneficial owner and intended registered holder of Your Shares, provided that the appointment will operate only if the contract resulting from the acceptance of this Offer is or becomes unconditional; and

         (g) irrevocably authorized and directed Stanley to pay to Layne Australia or to account to Layne Australia for all dividends, distributions and other Rights (except the Special Dividend) in respect of Your Shares, subject however to any such dividends, distributions or other Rights received by Layne Australia being accounted for by Layne Australia to you in the event that this Offer is withdrawn or the contract formed by your acceptance of this Offer is rendered void pursuant to clause 7.

7.  CONDITIONS OF THIS OFFER

    7.1 Subject to clause 7.3, this Offer and any contract that results from the acceptance of this Offer are each conditional upon:

         (a) Layne Australia becoming entitled to not less than 90% of the Stanley Shares by the expiry of the Offer Period;

         (b) Layne Australia receiving acceptances before the expiry of the Offer Period in respect of all offers it makes during the Offer Period, substantially in the form of Annexure A to this Offer (except that the consideration specified in the offers may be increased by Layne Australia), to the holders of options to subscribe for Stanley Shares;

         (c) the Treasurer of the Commonwealth of Australia ("Treasurer") consenting unconditionally to or stating prior to the end of the Offer Period that he has no objection under the Commonwealth Government's foreign investment policy to the purchase by Layne Australia of all Stanley Shares and the cancellation of all options to subscribe for unissued Stanley Shares in accordance with the Offers or the Treasurer ceases to be entitled to make an order under the Foreign Acquisitions and Takeovers Act 1975 in respect of that purchase;

         (d) none of the following occurrences happening during the period commencing on the Statement Lodgment Date and ending on the expiry of the Offer Period:

              (i) any one or more of the provisions of the constituent documents of Stanley or of a subsidiary of Stanley being altered in any of the ways mentioned in subsection 193(1) of the Law;

              (ii) Stanley or a subsidiary of Stanley resolving to reduce its share capital in any way;

              (iii) Stanley or a subsidiary of Stanley:

                    (A)  entering into a buy-back agreement; or

                    (B) resolving to approve the terms of a buy-back agreement under subsections 206D(1) or 206E(1) of the Law;

                   other than in relation to a buy back of shares in Glindemann & Kitching Pty Ltd which is or will be substantially in the manner described in the prospectus issued by Stanley and dated 20 December 1996;

              (iv) Stanley or a subsidiary of Stanley making an allotment of, or granting an option to subscribe for, any of its shares (of any class), or agreeing to make such an allotment or grant such an option, or declaring or paying a dividend in circumstances where shares may be allotted or issued pursuant to Stanley's Dividend Reinvestment Plan;

              (v) Stanley declaring or paying a dividend other than the Special Dividend;

              (vi) Stanley or a subsidiary of Stanley issuing, or agreeing to issue, convertible notes;

              (vii) Stanley or a subsidiary of Stanley disposing, or agreeing to dispose, of the whole, or a substantial part, of its business or property;

              (viii) Stanley or a subsidiary of Stanley charging, or agreeing to charge, the whole, or a substantial part, of its business or property;

              (ix) Stanley or a subsidiary of Stanley resolving that it be wound up;

              (x) the appointment of a provisional liquidator of Stanley or of a subsidiary of Stanley;

              (xi) the making of an order by a court for the winding up of Stanley or of a subsidiary of Stanley;

              (xii) an administrator of Stanley, or of a subsidiary of Stanley, being appointed under sections 436A, 436B or 436C of the Law;

              (xiii) Stanley or a subsidiary of Stanley executing a deed of company arrangement; or

              (xiv) the appointment of a receiver, or a receiver and manager, in relation to the whole, or a substantial part, of the property of Stanley or of a subsidiary of Stanley; and

         (e) none of the following occurring during the period commencing on the Statement Lodgment Date and ending on the expiry of the Offer
              Period:

              (i) Stanley or a subsidiary of Stanley purchasing or otherwise acquiring or agreeing or offering to purchase or otherwise acquire or taking a right or option to acquire any right, title or interest in or to any property, assets or rights, otherwise than in the ordinary course of business;

              (ii) Stanley or a subsidiary of Stanley selling or otherwise disposing of or agreeing or offering to sell or otherwise dispose of or giving a right or option to sell any right, title or interest in or to any property, assets or rights, otherwise than in the ordinary course of business;

              (iii) Stanley or a subsidiary of Stanley entering into or agreeing to enter into or incurring, varying or canceling any material contract, commitment or contingent liability, otherwise than in the ordinary course of business;

              (iv) a material adverse change occurring or being threatened or announced in the structure, business, financial or trading position, profitability or prospects of Stanley or the group of companies comprising Stanley and its subsidiaries taken as a whole; or

              (v) Bank of America National Trust and Savings Association ("Bank of America") or any of its related or affiliated corporations, notifying Layne Christensen Company that all or a substantial part of the US$125 million credit facility the subject of a letter from Bank of America dated 2 April 1997 will not be made available to Layne Christensen Company or Layne Australia for any reason, other than due to an event that was within the sole control of Layne Australia or of any of its associates; and

         (f) a director or the chief financial officer of Stanley giving notice to Layne Australia before the end of the Offer Period that each of the following is correct at the date of the notice, and is expected to be correct at the end of the Offer Period:

              (i) Stanley's consolidated shareholders' equity, determined in accordance with the accounting principles that were used in preparing Stanley's audited financial statements for the year ended 30 June, 1996, is at least $30 million; and

              (ii) Stanley's Dividend Reinvestment Plan has been suspended in accordance with its terms such that no shares will be allotted or issued pursuant to that plan in connection with the Special Dividend.

    7.2 Subject to the Law, the conditions in clause 7.1 (other than the condition in clause 7.1(c)) are conditions subsequent and a breach or non-fulfillment of any of those conditions will not prevent a contract arising from acceptance of this Offer. Those conditions will not merge on completion of any contract arising from acceptance of this Offer and may only be relied upon by Layne Australia. The condition in clause 7.1(c) is a condition precedent, and any contract arising from acceptance of this Offer will not become binding unless and until that condition is fulfilled.

    7.3 It is a term of this Offer that Layne Australia may, subject to and in accordance with the Law, declare this Offer and all other Offers made under the Takeover Scheme and all contracts formed by acceptance of such Offers, to be free from the conditions (or any one or more of them or any part of any of them) set out in clause 7.1, other than the condition in clause 7.1(c). Any declaration made under this clause
         7.3 must be made by Layne Australia not less than 7 days before the end of the Offer Period, and a notice in that respect must be published in accordance with the requirements of section 663 of the Law.

    7.4 If at the time immediately after the end of the Offer Period in respect of any condition in clause 7.1:

         (a) Layne Australia has not declared this Offer and all other Offers made by Layne Australia under the Takeover Scheme to be free from that condition;

         (b) the Offers have not become free of that condition by virtue of the operation of subsection 664(2) of the Law; or

         (c)  that condition has not been fulfilled;

         all contracts resulting from the acceptance of Offers and all Offers that have been accepted and from whose acceptance binding contracts have not yet resulted, are void. In that event Layne Australia will, if you have accepted this Offer, return any Acceptance Form and other documents forwarded by you, to your address as shown in the Acceptance Form.

8.  PAYMENT

    8.1 If you validly accept (or are treated by Layne Australia pursuant to clause 5.6 as having validly accepted) this Offer and:

         (a)  all of the conditions set out in clause 7.1 have been fulfilled;
              or

         (b) Layne Australia has declared the Offers constituting the Takeover Scheme to be free from those conditions to the extent that they have not been fulfilled,

         Layne Australia will pay the consideration payable to you by cheque in Australian dollars sent to you at your risk by pre-paid ordinary mail, or, in the case of overseas shareholders by pre-paid airmail, to your address shown on the Acceptance Form within 30 days after the Offer is accepted by you or the Offer or the contract resulting from acceptance of the Offer becomes unconditional, whichever is the later, but in any event not later than 21 days after the end of the Offer Period.

9.  WITHDRAWAL

Subject to compliance with section 653 of the Law and any conditions imposed pursuant to that section, Layne Australia may withdraw this Offer.

10. VARIATION OF THE OFFER

Layne Australia may at any time, and from time to time, vary this Offer in accordance with sections 654 to 661 of the Law.

11. ADDITIONAL INFORMATION

    11.1 According to documents lodged by Stanley with Australian Stock Exchange Limited, as at the date of this Offer the total number of Stanley Shares on issue is 70,219,325.

    11.2 Immediately before this Offer was sent, Layne Australia was entitled to none of the Stanley Shares on issue at that date.

    11.3 The date of publication of the notice referred to in subsection 663(4) of the Law is 13 June 1997, subject to variation in accordance with section 663(5) of the Law if the Offer Period is extended.

    11.4 All stamp duty payable on transfers of Stanley Shares in respect of which Offers are accepted will be paid by Layne Australia.

    11.5 This Offer is accompanied by a copy of the Part A Statement.

12. NOTICES

    12.1 Any notice, nomination or other communication to be given by Layne Australia to you under this Offer will be deemed to be duly given if it is in writing and is signed or purports to be signed (whether in manuscript, printed or reproduced in any form) on behalf of Layne Australia by any of its directors or secretaries and is delivered to or sent by post in a pre-paid envelope to your address as recorded on the register of members of Stanley.

    12.2 Any notice or other communication given by you to Layne Australia in connection with this Offer will be deemed to be duly given if it is in writing and is sent by post to Layne Australia at the following address
         c/o Baker & McKenzie
         Level 26
         AMP Centre
         50 Bridge Street
         SYDNEY NSW  2000
         Attention:  Steven Glanz

13. INTERPRETATION

    13.1 In this Offer:

"Acceptance Form" means the form of acceptance and transfer enclosed with this Offer;

"CHESS" means the Clearing House Electronic Subregister System operated by SCH;

"CHESS Holding" means a holding of Stanley Shares on the CHESS subregister of Stanley;

"Commission" means the Australian Securities Commission;

"Controlling Participant" means the Broker or Non-Broker Participant designated as the controlling participant for Stanley Shares in accordance with the SCH Business Rules;

"Distinct Portions" has the meaning attributed to that phrase in the Law in respect of Stanley Shares;

"Law" means the Corporations Law;

"Layne Australia" means Layne Christensen Australia Pty Limited ACN 078 167 610 of Level 26, 50 Bridge Street, Sydney NSW;

"Offer" means the offer contained in this document (or if the context so requires, this document itself) and "Offers" means all like offers sent to holders of Stanley Shares (or persons entitled to receive such Offers);

"Offer Period" means the period, referred to in clause 3, during which this Offer remains open for acceptance;

"Part A Statement" means the Part A Statement registered in relation to the Takeover Scheme (a copy of which accompanies this Offer);

"Rights" means all accretions and rights accrued or accruing directly or indirectly to the Stanley Shares at the time of and following the Statement Lodgment Date including, without limitation, all rights to receive dividends and to receive, convert to or subscribe for Stanley Shares (whether under a dividend reinvestment plan, option or otherwise) stock units, notes, options or other marketable securities, whether declared paid or issued by Stanley or otherwise, but does not include the Special Dividend;

"SCH" means the Securities Clearing House approved under the Law;

"SCH Business Rules" means the business rules of SCH from time to time;

"Special Dividend" means the dividend of 5 cents per Stanley Share which was declared on 29 April 1997;

"Stanley" means Stanley Mining Services Limited ACN 009 117 533 of C/-Nissen, Kestel & Hartford, Suite 4, 1st Floor, South Mill Centre, 9 Bowman Street, South Perth, WA;

"Stanley Shares" means the fully paid ordinary shares of $0.20 each in Stanley on issue at the date the Offers are sent;

"Statement Lodgment Date" means the date upon which the Part A Statement is lodged for registration with the Commission;

"Takeover Scheme" means the takeover scheme constituted by the Offers for Stanley Shares;

"Your Shares" means, subject to clause 4, the Stanley Shares in respect of which you are registered or entitled to be registered as holder in the register of members of Stanley; and

unless the context otherwise requires, other words and phrases used in this Offer have the same meaning as attributed to them by the Law or the SCH Business Rules, as the case may be.

    13.2 Headings are for ease of reference only and do not affect the interpretation of this Offer.

    13.3 References to clauses are references to clauses in this Offer.

    13.4 The singular includes the plural and the plural includes the singular. A reference to a person includes a reference to a corporation.

    13.5 Unless otherwise indicated, a reference to "dollars" or "$" means the lawful currency of the Commonwealth of Australia.

    13.6 References to any law are references to that law as amended, consolidated, supplemented or replaced from time to time.

    13.7 References to time are references to Sydney time.

DATED 20 May 1997

SIGNED for and on behalf of       )
Layne Christensen Australia       )
Pty Limited                       )        ______________________________
                                           Director

                                      Annexure A

Offer by Layne Christensen Australia Pty Limited ACN 078 167 610 ("Layne Australia")

To: [Name of option holder]

Offer

1. Layne Australia offers to pay you the price specified in clause 2 for each option granted to you under the Stanley Mining Services Limited Employee Share Option Plan ("Options") in consideration for the surrender to Stanley Mining Services Limited ("Stanley") of those Options and for your agreeing to enter into any further agreement with or execute any document in favour of Stanley to extinguish all of your rights in connection with the Options.

2. The price which Layne Australia offers in relation to each Option is the difference between 95 cents and the exercise price of the Option. If Layne Australia increases the cash price offered for each share in Stanley under its takeover offers for all of those shares dated 20 May 1997 ("Share Offers"), then the price to be paid by Layne Australia for each of the Options will be increased by the same amount.

3. This offer expires at the end of the Offer Period (as defined in the Share Offers).

Acceptance

4. This offer may be accepted by signing this document in the place indicated and returning it to Layne Australia together with the certificates for the Options (if any). Once received, your acceptance will be irrevocable.

5.  This offer may only be accepted in respect of all your Options.

Condition subsequent

6. This offer is conditional upon the Share Offers becoming unconditional, due to the conditions to which they are subject being either satisfied or waived by Layne Australia.

7. The condition in clause 6 is a condition subsequent, and a breach or non-fulfillment of the condition will not prevent a contract arising from acceptance of this offer. If at the end of the Offer Period (as defined in the Share Offers) the condition has not been fulfilled then the contract arising from acceptance of this offer will be void.

Payment

8. The offer price for the surrender of your Options will be paid by Layne within 14 days after you accept this offer or the condition in clause 6 is satisfied, whichever happens later.

Enforceability

9. If you accept this offer, then your agreement to surrender the Options is for the benefit of both Layne Australia and Stanley, and may be enforced by either of them.

10. Your acceptance of this Offer will, subject to the satisfaction of the condition in clause 6, irrevocably constitute Layne Australia your attorney to execute on your behalf and in your name any document considered reasonably necessary by Layne Australia to effect the extinguishment, surrender or cancellation of the Options and all of your rights in connection with the Options.

Dated:        [               ] 1997

I accept this offer


_____________________________________________
Signature of Option holder